UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

June 17, 2011
earliest event reported)

LocatePLUS Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-49957	04-3332304
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Cummings Center
Suite 235M
Beverly, MA		01915
(Address of principal executive offices)		(Zip Code)

(978) 921-2727
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Item 2.04.   Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

 On June 16, 2011 the Registrant and its subsidiaries filed petitions under the Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Massachusetts.

The Company cited as a principal reason a June 3, 2011 Notification of Secured Party Disposition of Collateral by way of Public Sale on behalf of Gulabtech, LLC, holder of a Secured Convertible Debenture of the Registrant and associated loan documents, including a Security Agreement, acquired by purchase on March 18, 2011. (see Form 8-K filing, June 9, 2011). The Notification asserted that the Debenture is in default and outstanding principal and interest due on the Debenture as of May 31, 2011 was $3,431,040.19.  The Notification stated that a public auction sale of the Collateral, consisting of all the assets of the Registrant, was to be  held Tuesday June 21, 2011 at 11:00 AM at the offices of Murtha, Cullina LLP, 99 High Street, 20th Floor, Boston, Massachusetts.  In addition, and as a result of the Notification, the Company had received default notices from other creditors, including the lessor of its headquarters space.  The filing of the Chapter 11 petitions stays the prosecution of foreclosure, eviction  and other creditor actions, allowing the Company time to achieve and implement a plan of reorganization under the guidance of the Court.

Speaking of the necessity to file the petitions, Anthony Spatorico, Interim Chairman stated, "The Board and management of the Company have expended great effort over the past months in trying to work out the serious cash flow deficiencies arising from the combined effects of recession and activities of prior management.  Unfortunately, we finally reached a point where, due to the unwillingness of a major creditor to compromise, we were forced to seek the protection of the bankruptcy laws. Under that protection we are hopeful that we can work out a plan to reorganize the Company.”

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of the Company on June 16, 2011 voted to terminate the service of Ronald Lifton as President and Chief Executive Officer. Also, Mr. Lifton voluntarily resigned as  Director. Simultaneously, the Board appointed Kenneth Kaiser as Interim President and Chief Executive Officer.

Citing the filing of Chapter 11 petitions by the Company and its subsidiaries on June 16, 2011, Anthony Spatorico, Interim Chairman of the Board, stated that the Board  believed that Mr. Lifton had  worked very hard under the pressures of the last year but that a change in leadership was necessary to take the company through the forthcoming reorganization.  "We wish Mr. Lifton well and express our deep appreciation for his efforts during this difficult time for the Company," said Mr. Spatorico.

Kenneth Kaiser first joined the company as  Director of Government Sales in March of 2010 with a brief period of similar service on a consulting basis prior to that. On July 8, 2010, Mr. Kaiser was appointed Executive Vice President and Chief Risk Officer. Prior to joining the Company, Mr. Kaiser had a distinguished 27 year career with the Federal Bureau of Investigation retiring from the position of Assistant Director.

As Assistant Director of the Criminal Investigative Division Mr. Kaiser directed the efforts of over 4900 special agent resources that provided strategic, operational, investigative, and infrastructure support to all criminal programs for the Federal Bureau of Investigation.

Mr.  Kaiser is currently employed on an “at will” basis at  an annual salary of $127,500.

LOCATEPLUS HOLDINGS CORPORATION

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LocatePLUS Holdings Corporation

By: /s/ Kenneth Kaiser
Kenneth Kaiser
Interim President and Chief Executive Officer

Date: June 17, 2011